EXHIBIT 21

Subsidiaries of the Registrant

The following is a list of subsidiaries of FactSet Research Systems Inc., a Delaware corporation, as of August 31, 2016

Name of Subsidiary	State or Country of Incorporation or Organization
Code Red, Inc.	Massachusetts
FactSet Benelux B.V.	Netherlands
FactSet Brasil Consultoria Ltda	Brazil
FactSet Canada, Inc.	Canada
FactSet Data Systems, Inc.	Delaware
FactSet Delaware, LLC	Delaware
FactSet Europe Limited	England
FactSet Europe S.a.r.l.	Luxembourg
FactSet Europe S.a.r.l.	New York
FactSet France Inc.	Delaware
FactSet France S.a.r.l	France
FactSet GmbH	Germany
FactSet Hong Kong Limited	Hong Kong
FactSet Ireland Limited	Ireland
FactSet Italia S.r.l.	Italy
FactSet JCF S.A.S.	France
FactSet Limited	Delaware
FactSet Mergerstat, LLC	Delaware
FactSet Pacific, Inc.	Delaware
FactSet Pacific, Inc.	Australia
FactSet Pacific, Inc.	Japan
FactSet Philippines, Inc.	Philippines
FactSet Research Limited	New York
FactSet Research Systems South Africa Pty. Ltd.	South Africa
FactSet Spain SL	Spain
FactSet Sweden AB	Sweden
FactSet Systems India Private Limited	India
FactSet Singapore PTE LTD	Singapore
FactSet (UAE) LLC	United Arab Emirates
FactSet UK Limited	England / Wales
LionShares Europe S.A.S.	France
Long Ridge Portware Holdings, Inc.	Delaware
PAN Securities, L.P.	Delaware
Portware India Private Limited	India
Portware International, LLC	Delaware
Portware, LLC	Delaware
Rhetorik Limited	England / Wales
SIA FactSet Latvia	Latvia
StreetAccount LLC	Wyoming
Portware International – UK Branch	England / Wales
Portware International – Hong Kong Branch	Hong Kong